Exhibit 99.1

GETTY IMAGES REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND

FULL YEAR OF 2005

Industry Leader Accelerates Revenue Growth Rate and Achieves Record Cash Flow from Operations, Operating Margin, Net

Income and Earnings per Share in 2005

SEATTLE, January 26, 2006 – Getty Images, Inc. (NYSE:GYI), the world’s leading creator and distributor of visual content, today reported results for the fourth quarter and year ended December 31, 2005.

“Our 2005 results are a tremendous way to begin our second decade,” said Jonathan Klein, Getty Images’ co-founder and CEO. “2005 was, by far, the best year in our history. Our accelerated growth came from all products and services across all geographies. We met or exceeded the goals we set for ourselves and are very well-positioned for the future. Getty Images is still very much in the early stages of our growth and we are confident that we have the right strategy, resources and people in place to continue to take advantage of the many attractive opportunities that lie ahead.”

Quarterly Highlights

•	Revenue grew 15 percent over the fourth quarter of 2004

•	Operating income grew 33 percent to $58.2 million

•	Operating margin improved to 31 percent from 27 percent a year ago

•	Net income grew 48 percent to $42.5 million

•	Earnings per diluted share increased 39 percent to $0.64

•	Net cash provided by operating activities was $75.9 million

For the fourth quarter, revenue grew 14.6 percent to $185.8 million compared to $162.1 million in the fourth quarter of 2004. Excluding the effects of changes in currency exchange rates, revenue grew 16.1 percent. Operating income for the fourth quarter of 2005 grew 32.9 percent to $58.2 million, or 31.3 percent of revenue, compared to $43.8 million, or 27.0 percent of revenue, in the same quarter last year.

Net income grew 48.3 percent to $42.5 million from $28.7 million in the fourth quarter of 2004. Earnings per diluted share rose 39.1 percent to $0.64 from $0.46 a year earlier. Net income and earnings per share benefited from favorable developments related to use of foreign tax credits and tax audits.

Cost of revenue for the quarter was $48.6 million. Cost of revenue as a percentage of revenue declined to 26.2 percent from 27.6 percent in the fourth quarter of 2004.

Selling, general and administrative expenses (SG&A) totaled $63.8 million. As a percentage of revenue, SG&A declined to 34.3 percent from 37.8 percent in the fourth quarter of 2004.

For the fourth quarter, net cash provided by operating activities was $75.9 million, compared to $63.8 million for the same quarter last year. The acquisition of property and equipment was $13.0 million for the quarter compared to $11.0 million in the fourth quarter last year.

Full Year Highlights

•	Revenue grew 18 percent over 2004

•	Operating income grew 34 percent to $225.9 million

•	Operating margin improved to 31 percent from 27 percent a year ago

•	Net income grew 40 percent to $149.7 million

(more)

Getty Images, Inc.

Fourth Quarter 2005 Financial Results

•	Earnings per diluted share increased 33 percent to $2.28

•	Net cash provided by operating activities was $257.3 million

For 2005, revenue grew 17.9 percent to $733.7 million compared to $622.4 million in the prior year. Excluding the effects of changes in currency exchange rates, revenue rose 16.6 percent compared to 2004. Operating income for the full year of 2005 rose 34.3 percent to $225.9 million, or 30.8 percent of revenue. In 2004, operating income totaled $168.3 million, or 27.0 percent of revenue.

Net income grew 40.4 percent to $149.7 million from $106.7 million in 2004. Earnings per diluted share rose 32.6 percent to $2.28 from $1.72 for 2004.

Cost of revenue for the year was $196.9 million. Cost of revenue as a percentage of revenue declined to 26.8 percent from 27.7 percent in 2004.

SG&A in 2005 totaled $252.1 million, or 34.3 percent of revenue, compared to $225.1 million, or 36.2 percent of revenue in 2004.

Cash and short-term investment balances decreased $2.4 million during the year to $518.3 million at December 31, 2005 after spending $234.4 million of net cash on business acquisitions during 2005.

For 2005, net cash provided by operating activities was $257.3 million, compared to $202.6 million in 2004. The acquisition of property and equipment was $57.8 million for 2005, compared to $36.7 million for the prior year.

Business Outlook

The following forward-looking statements reflect Getty Images’ expectations as of January 26, 2006. The company currently does not intend to update these forward-looking statements until the next quarterly results announcement.

For the first quarter of 2006, the company expects to report revenue in the range of $196 million to $201 million and earnings per diluted share of $0.62 to $0.66. First quarter diluted earnings per share guidance excludes approximately $0.04 related to expected share-based compensation expense.

For 2006, the company expects to report revenue in the range of $820 million to $840 million and earnings per diluted share of $2.70 to $2.85. Both revenue and earnings per share guidance for 2006 include the impact of year over year currency variations. Excluding this impact, or on a currency-neutral basis, revenue is expected to grow 15 to 17 percent and earnings per diluted share are expected to grow 23 to 29 percent in 2006. Full year earnings per share guidance excludes share-based compensation expense of approximately $0.14 to $0.20.

Company guidance assumes slightly less than 67 million fully diluted shares in the first quarter and approximately 68 million fully diluted shares for the full year.

Web cast information

The company will host a conference call today at 2:00 pm PT. The dial-in number is 1.800.289.0529 (North America) or 1.913.981.5523 (international). A live web cast of the conference call can be accessed from the Investors page in the About Us section of the Getty Images Web site at http://gettyimages.com. The web cast will be archived on the Getty Images Web site and will be available until January 26, 2007. Supplemental statistical information referenced in the conference call will be available in the Investor Relations section of the Web site.

Getty Images, Inc.

Fourth Quarter 2005 Financial Results

About Getty Images

Getty Images is the world’s leading creator and distributor of visual content and the first place creative professionals turn to discover, purchase and manage imagery. The company’s award-winning photographers and imagery help customers create inspiring work which appears every day in the world’s most influential newspapers, magazines, advertising campaigns, films, television programs, books and Web sites. Headquartered in Seattle, WA and serving customers in more than 100 countries, Getty Images believes in the power of imagery to drive positive change, educate, inform, and entertain. Visit Getty Images at http://gettyimages.com.

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, assumptions and projections about Getty Images and its industry as of the time the statements are made. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause our actual results to differ materially from our past performance and our current expectations, assumptions and projections. Differences may result from actions taken by the company as well as from risks and uncertainties beyond the company’s control. For more information on factors that may affect future performance, please review the reports filed by Getty Images with the Securities and Exchange Commission, in particular our Form 10-Q for the quarter ended September 30, 2005 and Annual Report on Form 10-K for the year ended December 31, 2004. Except as required by law, Getty Images undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or other events.

Contacts:

Investors:	Media:
David Parker	Deb Trevino
Vice President, Investor Relations	Vice President, Communications
206.925.6930	206.925.6474
david.parker@gettyimages.com	deb.trevino@gettyimages.com

Getty Images, Inc.

Fourth Quarter 2005 Financial Results

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	THREE MONTHS ENDED DECEMBER 31,		YEARS ENDED DECEMBER 31,
	2005	2004	2005	2004
(In thousands, except per share amounts)
Revenue	$185,813	$162,100	$733,729	$622,427
Cost of revenue (exclusive of items shown separately below)	48,627	44,745	196,887	172,684
Selling, general and administrative expenses	63,833	61,337	252,103	225,128
Depreciation	12,481	12,246	48,572	52,976
Amortization	3,099	1,199	9,519	4,559
Other operating (income) expenses	(387)	(1,197)	717	(1,187)

Operating expenses	127,653	118,330	507,798	454,160

Income from operations	58,160	43,770	225,931	168,267
Investment income	3,277	2,667	11,991	9,133
Interest expense	(372)	(941)	(7,618)	(3,828)
Exchange gains, net	235	1,083	350	467

Income before income taxes	61,300	46,579	230,654	174,039
Income tax expense	(18,755)	(17,898)	(80,951)	(67,389)

Net income	$42,545	$28,681	$149,703	$106,650

Earnings per share
Basic	$0.68	$0.48	$2.43	$1.81
Diluted	0.64	0.46	2.28	1.72

Shares used in computing earnings per share
Basic	62,158	60,343	61,567	59,006
Diluted	66,204	62,908	65,744	62,031

Getty Images, Inc.

Fourth Quarter 2005 Financial Results

CONSOLIDATED BALANCE SHEETS

(unaudited)

DECEMBER 31,	2005	2004
(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$223,084	$194,752
Short-term investments	295,191	325,958
Accounts receivable, net	107,020	89,272
Prepaid expenses	11,815	10,651
Deferred income taxes, net	—	8,335
Other current assets	8,553	2,894

Total current assets	645,663	631,862
Property and equipment, net	127,497	112,501
Goodwill	804,804	628,717
Identifiable intangible assets, net	50,206	13,874
Deferred income taxes, net	30,704	54,652
Other long-term assets	4,211	9,978

Total assets	$1,663,085	$1,451,584

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$72,344	$67,362
Accrued expenses	41,624	42,810
Income taxes payable	—	3,608
Deferred income taxes, net	17,677	—
Short-term debt	265,000	—

Total current liabilities	396,645	113,780
Long-term debt	—	265,000
Other long-term liabilities	23,480	9,692

Total liabilities	420,125	388,472

Stockholders’ equity
Preferred stock	—	—
Common stock	623	607
Additional paid-in capital	1,281,759	1,210,203
Unearned compensation	(3,711)	—
Accumulated deficit	(18,900)	(168,603)
Accumulated other comprehensive (loss) income	(16,811)	20,905

Total stockholders’ equity	1,242,960	1,063,112

Total liabilities and stockholders’ equity	$1,663,085	$1,451,584

Getty Images, Inc.

Fourth Quarter 2005 Financial Results

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

YEARS ENDED DECEMBER 31,	2005	2004
(In thousands)
Cash flows from operating activities
Net income	$149,703	$106,650
Adjustments to reconcile net income to net cash provided by operating activities
Reduction of income taxes paid due to the tax benefit from employee stock option exercises	65,034	3,233
Depreciation	48,572	52,976
Amortization of identifiable intangible assets	9,519	4,559
Amortization of debt issuance and exchange costs	6,060	1,915
Deferred income taxes	5,898	51,197
Bad debt expense	2,739	3,239
Other changes in long-term assets and liabilities and equity	4,032	3,607
Changes in current assets and liabilities, net of effects of business acquisitions
Accounts receivable	(15,159)	(16,006)
Accounts payable	(9,783)	(530)
Accrued expenses	(8,776)	(2,510)
Income taxes payable	(2,486)	(4,039)
Changes in other current assets and liabilities	1,924	(1,709)

Net cash provided by operating activities	257,277	202,582

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(234,432)	(25,611)
Acquisition of available-for-sale investments	(101,575)	(341,671)
Proceeds from available-for-sale investments	129,619	263,398
Acquisition of property and equipment	(57,766)	(36,723)
Other investing activities	(643)	46

Net cash used in investing activities	(264,797)	(140,561)

Cash flows from financing activities
Proceeds from the issuance of common stock	42,172	73,998
Debt issuance and exchange costs paid	(558)	(1,429)

Net cash provided by financing activities	41,614	72,569

Effects of exchange rate changes	(5,762)	3,144

Net increase in cash and cash equivalents	28,332	137,734
Cash and cash equivalents, beginning of period	194,752	57,018

Cash and cash equivalents, end of period	$223,084	$194,752